Exhibit 10.1

Gorgonzola, 01 July 2021

Private and Confidential

Registered Letter Delivered by Hand

Re:          Employment contract

Dear Mr Flavio Maschera,

Further to our previous understandings, we hereby propose the contractual terms that will govern your employment with Standex International S.r.l. (the “Company”), a subsidiary of Standex International Corporation (the “Parent”). For purposes of this employment contract, the Company and the Parent and the Parent’s global subsidiaries shall be referred to as the “Group.” This employment contract shall be effective starting from 01 July 2021 (the “Effective Date”) and will supersede and replace the employment contract signed on 14 July 2006.

1.         Effective Date, Duties and Position

1.1         As of the Effective Date, you will be entrusted with duties as “Chief Innovation & Technology Officer” of the Company, reporting to the President of the Company. As contemplated pursuant to a services agreement between the Company and the Group, the Company shall make your services available to the Group whereby you shall also serve as “Chief Innovation & Technology Officer” of the Group under the direction of the Group President/CEO. In particular, your collective duties shall include the duties set forth in the Job Description attached as Annex 1 to this employment agreement.

1.2	You shall continue to be employed by the Company as an Executive under the National Collective Labour Agreement for Executives of Industrial Sector (NCBA), maintaining the Company seniority accrued.

2.         Term of Employment

2.1	This contract is entered into for an indefinite period.

3.         Location – Temporary Transfer, Transfer and Secondment

3.1         Your workplace shall be at our office currently in Gorgonzola, without prejudice to the Company’s right to transfer its head office to a different place. An office will also be available in Salem, New Hampshire, when you will be travelling to the Group headquarters in the United States of America. It is understood that you will not stay in the United States for more than 180 days in a year on a cumulative basis.

3.2         Your activity shall include travelling in Italy and abroad, including to the United States of America, according to the Company’s and Group’s needs, to render the services covered by this contract and you since now agree to make such trips and/or missions.

4.         Remuneration

4.1

As base remuneration for your activity and as consideration for all of your obligations, you shall initially be paid a yearly gross amount of Euro 340.218,00, distributed in 13 monthly salary payments. Your base remuneration shall be reviewed on an annual basis for possible increases.

4.2

The remuneration referred to in clause 4. shall include any and all increases that may arise from any source and shall be deemed the total fixed remuneration payable to you. It replaces any different remuneration and shall incorporate any pay raise as may be subsequently provided for by any source, even if granted under particular forms. In particular, it is understood that the extra allowance over minimum pay (superminimo) shall incorporate any future salary increases arising from changes in your position or from amendments of the current NCBA.

4.3

In addition to the above base remuneration as provided for in point 4.1., starting from the Group’s 2022 fiscal year (“FY2022”), you will be eligible for an annual cash bonus (“Bonus”) earned at the conclusion of each fiscal year of the Group based on achievement against certain Group financial and individual strategic goals as approved by the Compensation Committee of the Board of Directors of the Parent at the beginning of each such fiscal year of the Parent. The target Bonus and a description of the current parameters of the bonus opportunity are set forth in Annex 2.

4.4

Starting from FY2022, you will also be also entitled to receive annual awards (“Equity Awards”) under the Parent’s 2018 Omnibus Incentive Plan (as may be amended from time to time) in each fiscal year of the Parent of restricted equity in the Parent at such times and subject to such terms as may be established from time to time by the Compensation Committee of the Parent’s Board of Directors. The target Equity Award and the terms and conditions of the award to be received in FY2022 are set forth in Annex 3.

4.5	Payment of the above remunerations - net of any and all taxes withheld under the law and/or any agreements or contracts - shall be made by bank transfer to the bank account that you will indicate.

4.6

It is understood that the remuneration indicated above will cover any and all activities carried out by you on behalf and/or in favor of the Company, the Parent and/or the Group as well as any possible indemnity due for such activity or for any activity carried out by you also outside your workplace and/or abroad. It is understood that in case of missions in Italy or abroad having a duration of over 12 hours and requiring overnight stay, you will be entitled to a travelling expense allowance as per the current applicable NCBA at the conditions and in the amounts set by the Company policy.

5.         Management Stock Purchase Plan

5.1         You will also continue to be eligible to participate in the Parent’s Management Stock Purchase Plan (MSPP), a summary of which is described in Annex 4.

6.         Further Obligations

6.1         - Exclusiveness

For the whole term of your employment with the Company, unless previously and expressly authorised in writing by the Company, you shall be forbidden to carry out any other type of professional activity, in any form whatsoever (employment, self-employment, collaboration, partnership, etc.), even if it is not in competition with the Company’s activity.

6.2         - Confidentiality

Without prejudice to the provisions of article 2105 of the Italian Civil Code, you shall be forbidden to communicate and/or disclose any kind of information with which you may become acquainted in performing your professional activity and relating to the Group organisation, to the services and products offered to customers by the Group, as well as to customers and their respective activities. Such obligation shall apply even after the termination of your employment. All documentation, of any kind whatsoever, whether in original or in copy form, belonging to the Group or containing confidential information, of which you may come into possession for any reason during your employment, shall be deemed the exclusive property of the Group and shall be returned to the Group upon termination of your employment.

6.3          - Non-solicitation covenant

Without the prior written permission from the Company, you shall be prohibited, both during the employment contract and after its termination, from inducing any person in the service of the Group or who was in the service of the Group during the period of one year prior to the end of your employment contract, to end their employment contract with the Group.

Without the prior written permission of the Company, both during the employment contract and after its termination, you shall also be prohibited from employing or facilitating the employment of any such employees, either directly, indirectly or in any manner whatsoever, or to commission them to carry out work in any other form whatsoever.

6.4          - Non-competition agreement

The parties acknowledge that a non-competition agreement will be signed separately and at the same time of the present Employment Contract, and that it will replace the previous one signed on July 14, 2006.

6.5          - Change of Control

In case of (i) your dismissal within 24 months of a Change of Control as defined below or of (ii) resignation for Good Reason as defined below within 24 months after the Change in Control, you will be entitled to receive the following post termination benefits (the “Post Termination Benefits”):

●

a lump sum severance payment equal to two times your then current base remuneration plus two times the higher of current target bonus or most recent actual bonus for termination if greater than and in lieu of the indemnity due under the NCBA, if any (indennità supplementari) (if the indemnity due under the NCBA is greater than the amount calculated under this phrase, then the indemnity due under the NCBA shall apply in lieu of the foregoing);

●

a lump sum payment equal to the greater of [(i) your then target annual Bonus or (ii) the level of Bonus accrual on the Company’s books as of the date of termination] times the percentage of the Parent’s then current fiscal year that has elapsed as of the time of such termination;

●	100% vesting with respect to all equity awards in the Parent that have been made to you which have not vested as of the date of termination;

●	monthly reimbursement of medical insurance premiums for 24 months; and

●	tax treatment will be “best net” method – gross payment will be reduced if net value to you after payment of taxes is better than taxed result on full gross payment.

It is understood that in case of violation of the non-compete covenant and/or of the non-solicitation covenant, you will not be entitled to the Post Termination Benefits and/or you will have to return the same to the Company.

For the purpose of this clause, the term “Change of Control” shall mean the occurrence of any one of the following events:

(a)

any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the United States Securities Exchange Act of 1934 (the “Exchange Act”) becomes, after the Effective Date of this agreement, a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Parent, any trustee or other fiduciary holding securities under an employee benefit plan of the Parent, or any corporation owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of stock of the Parent), directly or indirectly, of securities of the Parent representing fifty percent (50%) or more of the combined voting power of the Parent’s then outstanding securities; or

(b)

the consummation of (A) a merger or consolidation of the Parent with any other corporation or other entity, other than (i) a merger or consolidation which would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Parent or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Parent (or similar transaction) in which no “person” (as hereinafter defined) acquires more than 50% of the combined voting power of the Parent’s then outstanding securities, or (B) the sale or disposition by the Parent of all or substantially all of the Parent’s assets; or

(c)	the stockholders of the Parent approve a plan of complete liquidation of the Parent; or

(d)

individuals who, as of the Effective Date, constitute the Board of Directors of the Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to Effective Date, whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Parent, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Section, considered a member of the Incumbent Board.

For the purpose of this clause, the term “Good Reason” shall mean a change in your general area of responsibility, title, or place of employment, or if your salary or benefits are lessened or diminished.

7 – Tools supplied to the Executive

7.1          You will maintain the same Company tools. In particular, you will keep the mobile phone and the laptop computer.

7.2          You will also keep the company car, at the same conditions currently applied.

8 - Miscellaneous

8.1         For any matter that is not expressly regulated by this contract, reference shall be made to the National Collective Labour Agreement for Executives of Industrial Sector, where applicable.

8.2          the present contact is subject to Italian law and to the National Collective Labour Agreement for Executives of Industrial Sector

8.3           Any and all disputes regarding this contract and the employment relationship with you shall be subject to the exclusive jurisdiction of the employment Tribunal of Milano.

Please return us a copy hereof duly signed by you for acceptance and for specific approval of the clauses listed hereunder.

Yours sincerely,

Standex International S.r.l.

/s/ David A. Dunbar

________________________________

David A. Dunbar

By way of acceptance

/s/ Flavio Maschera

________________________________

Mr. Flavio Maschera

Annex 1 – Duties

Chief Innovation & Technology Officer – Job Description

The Chief Innovation & Technology Officer, reporting to the Chief Executive Officer, has a core mission to assure Standex effectively develops new and novel technologies to deploy new offerings and grow profitably.

This is a new position in the corporation supporting the Standex strategy to become a high-performance industrial company, which necessitates an effective organic growth capability. This job description describes a starting point which will evolve as the CITO works with the businesses and the corporate business development team to refine the corporate innovation and execution model.

The CITO will directly lead the development of certain new technologies and incubate emerging business opportunities. Once successfully demonstrated, the business will either be deployed into an existing Standex business or spun out into a new, separate business. The CITO will also collaborate with the Business Presidents and their teams to strengthen internal innovation processes, plans and execution to support their long-range plan.

Key Responsibilities

●         Assure Standex businesses effectively develop and deploy new and novel innovations to grow profitably.

●         Track innovation trends that pose threats or create business opportunities for Standex.

●         Lead corporate innovation and technology teams to develop technologies, products and business models.

●         Develop and oversee a comprehensive long-term innovation strategy for the company.

●         Develop annual and long-term innovation goals and plans to meet them.

●         Engage at all levels within the company and with external stakeholders to execute the strategy.

Execution

●         The CITO will assure innovation and technology projects are executed according to approved budget plans and capital expenditure limits and according to project specs and deliverables.

●         Where performance gaps appear, the CITO will engage at a site level with the business’s management to assure appropriate immediate actions are taken to close gaps and bring projects back on track.

●         Lead certain corporate technology initiatives not executed within businesses.

●         Support acquisition due diligence and technology integration of acquisitions.

Management Process

●         Partner with CEO and leadership team to develop and enhance Standex research and development processes and standard work to develop new technologies.

●         Partner with the Business Presidents and their teams to profitably grow their business with innovation.

●         Participate and provide technology input and guidance to GDP+ Laneway and market test reviews.

●         Establish key performance indicators to track the effectiveness of research and development projects and investments.

Talent Development

●         In partnership with Business Presidents, develop engineering, R&D, and innovation leaders and deploy top talent to the best growth opportunities.

●         Partner with Engineering and Business leaders to develop top innovation talent, skills and career paths.

Innovation Champion

●         Create and lead the Standex Innovation Council, a cohort representative of the company’s most innovative talent, to discuss, identify and recommend potential strategic innovation projects that align with the company’s strategic priorities.

●         Work with Standex legal team and others to protect new innovation and intellectual property

Role Models Standex values: Innovation Accountability Teamwork Integrity

Key collaborations

●         Member of the Standex Corporate Leadership team and Office of the Chief Executive

●         VP Business Development and growth directors to coordinate with GDP+ process

●         Partners closely with Business Unit Presidents in development and execution of plans

●         Directly manages core group that incubates business models and develops technology

●         Reports regularly to the Board on innovation projects and investments

●         Communicates periodically on innovation at Standex with investors and analysts

●         Develop and collaborates regularly with a network of external parties (including but not limited to universities, governmental research organizations, emerging companies) to further technology innovation

Qualifications, Experience and Characteristics

●         A degree in Engineering, leadership, or business.

●         15+ years’ management experience in general management, P & L leadership roles, and/or engineering with financial accountability in global Industrial or Manufacturing companies.

Innovation

●         Adaptive thinking and a strong, critical mindset. Intellectually curious, forward-thinking and adaptable to dynamic situations.

●         Strategic and innovative thinker who can develop and articulate a clear understanding of the organization’s strategy from all perspectives and find creative solutions to complex technology challenges.

●         Proven track record of successful development and execution of developing technology plans across multiple disciplines, ensuring collaboration and cooperation among key stakeholders.

Accountability

●         Proven experience applying new technology and innovation to create new streams of sales and profits

●         Managerial courage – Willingness to push back and challenge the thinking of others when dealing with business issues exploring options and inspiring action that leads to improved business outcomes.

●         Able to move easily between strategic outlook and a hands-on, operations-focused view.

●         Proficient at project planning, budgeting, and oversight and adept with financials

●         Possesses strong analytic skills and data-driven decision-making

Teamwork

●         Strong interpersonal skills, clear and engaging communicator, and demonstrated listening and relationship building skills. Able to engage employees at all levels of the organization.

●         Track record of building, leading and managing high-functioning teams.

●         Humility, integrity and respect; the ability to balance the need to be self-assured with the equally important need to communicate and manage change programs effectively to appropriate outcomes.

●         By nature, will have a bias for action, be proactive, dynamic and personable.

Integrity

●         Exhibits the highest integrity and unquestionable ethical behavior

Travel

●         The incumbent will travel regularly to various Standex sites, external partners and customers

Annex 2 – Target Bonus Opportunity and Structure of FY22 Bonus Plan

●	Bonus Opportunity

o	Target achievement = 50% of base remuneration

o	Actual achievement can range from 0% to 200% of Target achievement

●	Weighting

o	75% of the actual achievement is based on Group financial goals as follows:

■	40% Earnings before interest, taxes, depreciation, and amortization in U.S. currency (EBITDA)

■	5% Earnings per share of the Parent in U.S. currency (EPS)

■	30% Net working capital turns measured against target at the conclusion of each fiscal quarter of the Parent and as an average of the foregoing (i.e., 5 measurements each having a weighting of 6%)

■

Actual achievement against each of the foregoing can be from 0% to 200% with the entry point (25%), threshold (50%), target (100%), and superior (200%) levels set by the Compensation Committee of the Parent’s Board of Directors in August of each fiscal year.

o

25% of the actual achievement is based on the executive’s performance against individual strategic goals that are finalized at the meeting of the Compensation Committee of the Parent’s Board of Directors in August of each fiscal year. Achievement against these goals (which can range from 0% to 200%) is determined by discussion with and preliminary approval of the CEO/President of the Parent and subject to final approval of the Compensation Committee of the Parent’s Board of Directors.

Annex 3 – Equity Awards under Omnibus Incentive Plan

●

Target Equity Award = shares having a value of 60% of base remuneration based on the trading price of the Parent’s common stock on the date of award approval by the Compensation Committee of the Parent’s Board of Directors.

●	Current Components of Equity Award

o	50% in restricted stock units that vest one-third per year over the three-years from the date of award.

o	50% in contingent performance share units that vest three years from the date of award.

■

The actual number of units that vest can range from 0% to 200% of the number of units awarded based on achievement over the three-year performance period against pre-established performance criteria approved at the time of award by the Compensation Committee (currently a modified ROIC calculation).

■

The actual number of units that vest is currently further modified to the extent that the Parent’s total shareholder return (relative TSR) is in either in the bottom quartile (25% reduction in shares) or upper quartile (25% increase) as compared to the S&P 600 Capital Goods Index.

■	Vested units are paid in shares of common stock of the Parent on a one-to-one conversion basis.

Annex 4 – MSPP Summary

Under the MSPP, executives can elect to defer a portion of their annual incentive awards into the receipt of restricted stock units (RSUs) at a 25 % discount, valued at the lower of (i) the closing price of the Parent’s common stock on the last business day of the fiscal year (June 30th) or (ii) the closing price of the Parent’s common stock on the date on which the annual incentive award is certified by the Compensation Committee following the conclusion of the fiscal year (typically in August). Executives must make their election prior to the beginning of the fiscal year and can defer up to 50 % of their annual incentive award. These RSUs cliff vest at the end of a 3-year period and the executive receives shares of stock equal to the amount of RSUs granted. Executives accrue dividends, which are paid upon vesting, on the RSUs, but do not have voting rights until the shares underlying the RSUs are delivered. In the event that the executive’s employment terminates prior to vesting of the RSUs and the termination event does not qualify for accelerated vesting (e.g., Change of Control, retirement, disability, or death), the executive receives a return of cash equal to the lower of (i) the amount of annual incentive deferred and (ii) the number of RSUs times the closing trading price of the Parent’s common stock on the date of termination.